Exhibit 35.1
  ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2016

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
100 Plaza One - MS: JCY03-0699	100 White Clay Center, Suite 102,
Jersey City, New Jersey 07311-3901	Newark, DE 19711
Attn: Capital Auto Receivables Asset Trust 2013-4

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Capital Auto Receivables LLC
Attn: Robert Castle	500 Woodward Ave
2 North LaSalle Street, Suite 1020	Mail code: MI-01-20-TRES
Chicago, IL 60602	Detroit, MI 48226
Attention: Structured Finance Services CARAT 2013-4	Attention: Ryan Farris

Re:	Capital Auto Receivables Asset Trust 2013-4
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement dated as of November 27, 2013 between the Issuer, Ally Financial Inc., as Servicer, Custodian, and Seller (“Servicer”), and Capital Auto Receivables LLC, as Depositor.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of January 1, 2016 through December 31, 2016, and of its performance under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement has been made under his supervision; and

b.
To the best of his knowledge, based on such review, the Servicer has fulfilled in all material respects all its obligations under the Trust Sale and Servicing Agreement and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer